Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-8 No. 333-270721) pertaining to the Porch Group, Inc. 2020 Stock Incentive Plan,
(2)Registration Statement (Form S-3 No. 333-252120) of Porch Group, Inc.,
(3)Registration Statement (Form S-8 No. 333-266751) pertaining to the Porch Group, Inc. 2020 Stock Incentive Plan, and
(4)Registration Statement (Form S-8 No. 333-253778) pertaining to the Porch Group, Inc. 2020 Stock Incentive Plan and Porch.com, Inc. 2012 Equity Incentive Plan;
of our report dated March 16, 2023, with respect to the consolidated financial statements of Porch Group, Inc. included in this Annual Report (Form 10-K) of Porch Group, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Seattle, Washington
March 15, 2024